State of Delaware

Secretary of State

Division of Corporations

Delivered  06:46 PM  11/09/2006

FILED  06:46 PM  11/09/06

SRV 061032036 –  4249744 FILE

Exhibit 3.1

CERTIFICATE OF INCORPORATION

OF

EASY ESL PUBLISHING, INC.

I, THE UNDERSIGNED, for the purposes of incorporating and organizing a corporation under the General Corporation Law of the State of Delaware, do execute this Certificate of Incorporation and to hereby certify as follows:

FIRST: The name of corporation is Easy ESL Publishing, Inc.

SECOND: Its registered office is to be located at Suite 105, 501 Silverside Road, Wilmington, DE 19809, County of New Castle.  The name of the registered agent at such address is VALIS Group Inc.

THIRD: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Laws.

FOURTH: The amount of total authorized capital stock of the corporation is one thousand five hundred (1500).  All such shares are to be without par value and are to be of one class.

FIFTH: The incorporator of the corporation is Tracey Gendron, whose mailing address is Suite 105, 501 Silverside Road, Wilmington, DE 19809.

SIXTH:  A director of the corporation shall not be liable to the corporation or its shareholders for monetary damages from breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended.  Any amendment, modification or repeal of the foregoing sentence shall; not adversely affect any right or protection of a director of the corporation hereunder in respect of any act of omission occurring prior to the time of such amendment, modification or repeal.

SEVENTH: The powers of the incorporator are to terminate upon filing of this Certificate.  The name and mailing address of the person(s) who will serve as the initial director(s) until the first annual meeting of the stockholders of the corporation, or until a successor(s) is elected and qualified are:

Cameron Wong

279 East 18th Avenue

Vancouver, British Columbia  V5V 1E5

Canada

The undersigned incorporator hereby acknowledges that the foregoing Certificate of Incorporation is their act and deed on this ninth day of November, 2006.

   _____/s/_Tracey Gendron___________

  Tracey Gendron

  INCORPORATOR